EXHIBIT SS

WARRANT AGREEMENT

THIS AGREEMENT, made as of November 5, 2004, by and between ThermoEnergy Corporation, an Arkansas corporation having an address at 1300 Tower Building, 323 Center Street, Little Rock, Arkansas 72201 (“Corporation”), and Robert S. Trump, an individual having a residence address at 167 East 61st Street 10021, New York, New York, or his assign(s) (“Warrant Holder”).

W I T N E S S E T H:

Whereas, by resolution of the Company’s board of directors dated September 13, 2004, the Corporation has determined to issue and deliver to Warrant Holder warrants to purchase by resolution of the company’s board of directors dated September 13, 2004 the Corporation’s common stock (“Warrants”) entitling the holder(s) thereof to purchase an aggregate of one million four hundred thousand (1,400,000) shares of the common stock of the Corporation (“Shares”);

Whereas, the exercise price and other terms of the Warrants were originally established and fixed by the Corporation’s board of directors in November 2003, but formal action by the Corporation’s board of directors to approve issuance of the Warrants was inadvertently delayed until September 13, 2004;

Whereas, the Corporation desires to provide for the form and provisions of the Warrants, the terms upon which they will be issued and may be exercised, and the respective rights, limitations of rights and immunities of the Corporation and the Warrant Holder; and

Whereas, the Corporation desires to make the Warrants, when executed on behalf of the Corporation, the valid, binding and legal obligation of the Corporation, and has done and performed all acts and things necessary to make the Warrants the valid, binding and legal obligations of the Corporation.

Now, therefore, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Warrant Holder agree as follows:

1. Issuance of Warrants. Simultaneously with the execution of this Agreement, the Corporation shall issue to Warrant Holder the Warrants which shall be dated as of November 5, 2004 and be in the form of Exhibit “A” attached to this Agreement and made a part hereof, and shall evidence the right of the Warrant Holder to purchase the Shares. For purposes of this Agreement, “Common Stock” of the Corporation shall mean any and all shares of common stock of the Corporation, whether now or hereafter authorized or issued, shares issued by way of dividend or upon an increase, reduction, substitution or reclassification of common stock, and upon any merger, consolidation or reorganization of the Corporation. Each Warrant shall be duly executed on behalf of the Corporation by the President or a Vice President of the Corporation. If any officer whose signature has been placed upon any of the Warrants ceases to be that officer before any of the Warrants are issued, the Warrants may be issued with the same effect as if the officer had not ceased to be that officer on the date of issuance.

2. Warrant Price and Duration of the Warrants. The Warrants may be exercised from time to time and at any time, in whole or in part, for a period of five (5) years from and after the date of issuance through November 4, 2009 (“Warrant Expiration Date”), except that if notice has been given as provided in subsection 5(a) below in connection with the liquidation, dissolution or winding up of the Corporation, the right to exercise the Warrants shall expire on the date specified in such notice as the record date for determining holders of stock of the Corporation entitled to receive any distribution upon the liquidation, dissolution or winding up of the Corporation. The Warrants shall entitle the Warrant Holder to purchase the Shares at the price of thirty cents ($0.30) per share (the “Warrant Price”). Each of the Warrants shall entitle the Warrant Holder to purchase one of the Shares at the Warrant Price, subject to adjustment as set forth in Section 4 below.

3. Exercise of Warrants.

     (a) The Warrants may be exercised by surrendering the Warrants at the office of the Corporation or the Warrant Agent (hereinafter defined), and by delivering to the Corporation or the Warrant Agent, or directly to any officer of the Corporation, a duly completed and executed exercise form substantially in the form attached to this Agreement as Exhibit “B” or such other form as shall be consistent with the provisions of this Agreement, together with the Warrant Price for each full share of Common Stock as to which the Warrants are exercised. The Warrant Price shall be paid in cash or by check, subject to collection, payable to the order of the Corporation.

     (b) In addition to the method of payment set forth in subsection 3(a) above and in lieu of any cash payment required thereunder, the Warrant Holder shall have the right, at any time and from time to time, to exercise the Warrants, in whole or in part, by means of a “cashless exercise” pursuant to which the Warrant Holder may surrender the Warrant, or a true copy thereof, together with the exercise notice in the manner specified in subsection 3(a) above without payment of the Warrant Price, in exchange for the number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock as to which the Warrants are being exercised multiplied by (y) a fraction, the numerator of which is the Market Price (as defined in subsection 3(g) below) of the Common Stock less the Exercise Price and the denominator of which is the Market Price of the Common Stock. For the purposes of this Section 3, Market Price shall be calculated either (i) on the trading day immediately preceding the date on which the exercise form is delivered to the Corporation as set forth in subsection 3(a) above (the “Notice Date”) or (ii) as the average of the Market Prices for each of the five (5) trading days immediately preceding the Notice Date, whichever of (i) or (ii) is higher.

     (c) Upon the exercise of any of the Warrants, the Corporation shall as promptly as practicable (but in no event more than five (5) business days after exercise) issue and deliver to the Warrant Holder a certificate or certificates for the number of full shares of Common Stock to which the Warrant Holder is entitled, registered in the name or names specified by the Warrant Holder, and cash with respect to any remaining fractional interest in a share as set forth in subsection 3(d) below. If the Warrants are not exercised in full (except with respect to a remaining fraction of a share), the Corporation shall also issue and deliver new Warrants for the number of shares (including fractional shares) as to which the Warrants have not been exercised.

     (d) The Corporation shall not be required to issue fractional shares upon the exercise of the Warrants. If the Warrant Holder exercises the purchase rights under the Warrants in a manner that leaves the right to purchase a fraction of a share unexercised, the Corporation shall purchase the fractional interest for an amount in cash equal to the then current market value of the fractional interest, computed on the basis of the average closing bid and asked prices of its shares of Common Stock on the date of exercise as furnished to the Corporation by any member or member firm of a registered national securities exchange or, if the Common Stock is not then being publicly traded, on another reasonable basis determined by the Corporation.

     (e) All of the Shares issued upon the exercise of the Warrants shall be duly and validly issued, fully paid and nonassessable and the Corporation shall pay all documentary, stamp or other taxes and governmental charges in connection with the issuance of the Warrants and the issuance or delivery of any Shares upon exercise of the Warrants. In addition, upon issuance, the Shares shall be free and clear of any and all liens, encumbrances, adverse interests, claims, charges, levies, restrictions, agreements and taxes of any nature whatsoever except only for applicable restrictions under state and federal securities laws with regard to the transfer of the Warrants and the Shares.

     (f) Each person in whose name any certificate or certificates for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrants were surrendered in connection with the exercise of the Warrants and payment of the Warrant Price was tendered, irrespective of the date of delivery of the certificate or certificates, except that if the date of surrender and payment is a date when the stock transfer books of the Corporation are closed, a person shall be deemed to have become the holder of the Shares at the close of business on the immediately preceding date on which the stock transfer books are open.

     (g) For purposes of this Section 3, the Market Price for a specified date shall mean the amount per share of the Common Stock equal to (i) the last reported sale price of the Common Stock on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices of the Common Stock on such date, in either case as officially reported on the principal national securities exchange on which such Common Stock is then listed or admitted for trading, or (ii) if such Common Stock is not then listed or admitted for trading on any national securities exchange but is designated as a national market system security by the NASD, the last reported trading price of the Common Stock on such date, or (iii) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the closing bid and asked prices of the Common Stock on such date as shown by the NASD automated quotation system, or (iv) if such Common Stock is not then listed or admitted for trading on any national exchange or quoted in the over-the-counter market, the higher of (x) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Corporation as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made and (y) the fair value thereof (as of a date which is within 20 days of the date as of which the determination is to be made) determined in good faith by the Board of Directors of the Corporation.

4. Adjustments in Warrant Price and Shares.

     (a) Adjustment in Warrant Price. If at any time from and after the date hereof, the Corporation shall issue shares of Common Stock at a price per share which is less than the Warrant Price, then the Warrant Price shall be reduced to an amount equal to the lowest price at which any Common Stock shall hereafter be issued. In addition, if at any time from and after the date hereof, the Corporation shall issue shares of Common Stock at a price per share (“Issuance Price”) less than the then current market value per share at the time of such issuance (“Market

Value”), then the Warrant Price shall be reduced (but not below $.001 per share) by an amount equal to the difference between the Market Value and the Issuance Price.

     (b) Change in Class of Shares. If, at any time or from time to time, the Corporation, by stock dividend, stock split, subdivision, reverse split, consolidation, reorganization, reclassification of shares, or otherwise, changes as a whole its outstanding Common Stock into a different class of shares, the class of shares into which the Common Stock has been changed shall replace the Common Stock for the purposes of the Warrants so that the Warrant Holder shall be entitled to receive, and shall receive upon the exercise of the Warrants, shares of the class of stock into which the Common Stock has been changed.

     (c) Stock Dividends and Split-ups. If at any time or from time to time, the number of outstanding shares of Common Stock of the Corporation is increased by a stock dividend payable in shares of Common Stock or by a stock split or subdivision of Common Stock, or otherwise, then, on the day following the date fixed for the determination of holders of Common Stock entitled to receive the stock dividend or split-up, the number of Shares issuable on the exercise of each Warrant shall be increased in proportion to the increase in outstanding shares of Common Stock and the then applicable Warrant Price shall be correspondingly decreased.

     (d) Aggregation of Shares. If at any time or from time to time, the number of outstanding shares of Common Stock of the Corporation is decreased by a reverse split, consolidation or reclassification of shares of Common Stock, or otherwise, then, after the effective date of the reverse split, consolidation or reclassification, the number of Shares issuable on exercise of each Warrant shall be decreased in proportion to the decrease in outstanding shares of Common Stock and the then applicable Warrant Price shall be correspondingly increased.

     (e) Special Stock Dividends. If at any time or from time to time, shares of any class of stock of the Corporation (other than Common Stock) are issued by way of a stock dividend on outstanding Common Stock, then, commencing with the day following the date fixed for the determination of holders of Common Stock entitled to receive the stock dividend, in addition to any shares of Common Stock receivable upon exercise of the Warrants, the Warrant Holder shall upon exercise of the Warrants be entitled to receive, as nearly as practicable, the same number of shares of dividend stock, plus any shares issued upon any subsequent change, replacement, subdivision, or combination of the stock dividend, to which the Warrant Holder would have been entitled if the Warrants would have been exercised immediately prior to the stock dividend. No adjustment in the Warrant Price shall be made by virtue of the happening of any event specified in this Subsection 4(e).

     (f) Merger, Consolidation and Sale. If at any time, a consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares issuable upon exercise of the Warrants), or sale or transfer of all or substantially all of its assets to another corporation, is effective, then, as a condition of the consolidation, merger or sale, the holder(s) of the Warrants then outstanding shall have the right to exercise the Warrants for the kind and amount of shares and other securities and property receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock which might have been purchased upon exercise of the Warrants immediately prior to the consolidation, merger, sale or transfer and provision shall be made whereby the Warrant Holder after the transaction shall have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants, the same number of shares purchasable immediately prior to the transaction upon the exercise of the rights represented by the Warrants. The Corporation shall not effect any consolidation, merger, transfer or sale unless, prior to the consummation of the transaction, the successor corporation (if other than the Corporation) resulting from the consolidation or merger, or the corporation purchasing the assets of the Corporation, assumes by written instrument executed and delivered to the Warrant Agent and the Warrant Holder the obligation to deliver to the Warrant Holder the shares of stock in accordance with the preceding sentence.

     (g) Pre-emptive or Other Rights. If at any time prior to the exercise of all of the Warrants, the Corporation offers any shares of its Common Stock to the holders of its Common Stock as a class for subscription in accordance with the preemptive or other rights of those stockholders, the Warrant Holder shall be entitled to subscribe for the same number of shares of Common Stock as the Warrant Holder would have been entitled to purchase, upon exercising the Warrants and becoming a stockholder of the Corporation, immediately prior to the record or effective date with respect to the preemptive or other rights.

     (h) Distribution of Assets. If at any time after the date of this Agreement, the Corporation makes any distribution of its assets upon or with respect to its shares of Common Stock as a liquidating or partial liquidating dividend (other than upon a liquidation, dissolution or winding up of the Corporation as provided for in Subsection 5(a) below, or other than as a cash dividend payable out of earnings or any surplus legally available for dividends), the holder(s) of the Warrants then outstanding shall, upon exercise of the Warrants after the record date of distribution or in the absence of a record date, after the date of distribution, receive, in addition to the shares subscribed for, the amount of the assets or a sum equal to the value of the assets at the time of the distribution, which would have been distributed to the holder if the Warrants had been exercised immediately prior to the record date for the distribution or, in the absence of a record date, immediately prior to the date of the distribution.

     (i) Other Change. If the Corporation takes any action with respect to its shares of Common Stock, other than as set forth in this Agreement, which would adversely affect the rights of the holder(s) of the Warrants, then the Shares shall be changed in a manner which is equitable under the circumstances. Unless the context otherwise indicates, all references to shares of Common Stock in this Agreement and the Warrants shall, in the event of a change under this Section 4, be deemed to refer to any other securities or property included in the Common Stock pursuant to the change.

     (j) Form of Warrants. The form of the Warrants need not be changed due to any change pursuant to this Section 4, and warrants issued after a change may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant hereto.

     (k) Notice of Adjustment. Upon any adjustment of the Warrant Price or number of shares issuable on exercise of the Warrants pursuant to the provisions of this Section 4, then and in each case, the Corporation shall give prompt written notice of adjustment to the Warrant Holder and to the Warrant Agent who shall give a copy of such notice to the holder(s) of the Warrants by certified mail, return receipt requested at the address registered with the Corporation. The notice shall set forth in reasonable detail the facts requiring the change, the Warrant Price resulting from the adjustment and the increase or decrease if any, in the number of Shares as so changed, setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based. Without limiting the foregoing notice requirement, in case at any time:

     (i) the Corporation pays any dividends payable in stock upon its Common Stock or makes any distributions (other than regular cash dividends) to the holders of its Common Stock;

     (ii) the Corporation offers for subscription pro-rata to the holders of its Common Stock any additional shares of stock of any class or any other rights; or

     (iii) there is a capital reorganization, a reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all of its assets to another corporation;

then, in any or more of these cases, the Corporation shall give written notice to the Warrant Holder in the manner set forth above of the date on which (i) the books of the Corporation close or a record is taken for the dividend, distribution or subscription rights, or (ii) the reorganization, reclassification, consolidation, merger or sale takes place. The notice also shall specify the date as of which the holders of the Common Stock of record shall participate in dividend distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon the reorganization, reclassification, consolidation, merger or sale. The notice shall be given at least 30 days prior to the transaction in question and not less than 20 days prior to the record date or the date on which the Company’s transfer books are closed with respect to the transaction.

     (l) Special Provisions Concerning Reverse Stock Split.

     Notwithstanding the provisions of subparagraph 4(d) above or any other provisions to the contrary set forth in this Warrant Agreement or the Warrants issued in connection herewith, or any other document or agreement relating thereto, no reverse stock split or other consolidation or aggregation of the shares of Common Stock of the Corporation shall serve to decrease the number of shares issuable on exercise of each Warrant or to increase the Warrant Price. Accordingly, at all times subsequent to the effective date of any such reverse stock split or other consolidation or aggregation, the Warrant Holder shall nevertheless continue to have the right to purchase the original number of Warrants (i.e., 1,400,000) at the original exercise price set forth in this Warrant Agreement [i.e., thirty cents ($0.30) per share], in accordance with all of the provisions of this Warrant Agreement other than the provisions of subparagraph 4(d) above.

5. Special Provisions for Protection of Warrant Holder.

     (a) In the event of the liquidation, dissolution or winding up of the Corporation, a notice shall be filed by the Corporation with the Warrant Holder and with the Company’s transfer agent (the “Warrant Agent”) at least 60 days before the record date (which shall be specified in the notice) for determining holders of the shares of Common Stock entitled to receive any distribution upon the liquidation, dissolution or winding up. The notice must contain: (i) the date on which the transaction is to take place; (ii) the record date (which must be at least 60 days after the giving of the notice) as of which holders of Common Stock entitled to receive distributions upon the liquidation, dissolution or winding up shall be determined; (iii) a brief description of the transaction; (iv) a brief description of the distributions, if any, to be made to holders of the Common Stock as a result of the transaction; and (v) an estimate of the fair market value of the distributions. The notice shall also specify the date on which the right to exercise the Warrants shall expire. A copy of the notice shall be mailed to Warrant Holder and to each other holder of Warrants at the address(es) registered with the Corporation not more than 30 and not less than 20 days before the record date.

     (b) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock the number of shares that are from time to time sufficient to permit the exercise of all outstanding Warrants and the issuance of the Shares. If at any time the number of authorized but unissued shares of Common Stock is not sufficient for these purposes, the Corporation shall take all action that may be necessary to increase its authorized but unissued shares to the number of shares sufficient for these purposes. In accordance with the provisions of subparagraph 6(e) below, the Shares issuable upon the exercise of the Warrants shall be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, upon demand of the Warrant Holder, so as to permit the public offering and sale of the Shares in compliance with that Act. The Corporation shall take all action necessary to keep the registration current and effective to permit a public offering and sale of the Shares by their holders through the facilities of the over-the-counter market until all such securities are sold.

     (c) The Warrants may not be redeemed by the Corporation at any time.

     (d) If any of the Warrant Certificate(s) becomes lost, stolen, mutilated or destroyed, the Corporation shall promptly [within not more than five (5) business days after request therefor] issue a new Warrant Certificate(s) of like denomination, tenor and date as the Warrant Certificate(s) lost, stolen, mutilated or destroyed. Any new Warrant shall constitute an original contractual obligation of the Corporation, regardless of whether the allegedly lost, stolen, mutilated or destroyed Warrant Certificate(s) is (are) at any time enforceable by anyone.

     (e) All rights of action are vested in the Warrant Holder and all other holder(s) of the Warrants. Any holder of any Warrant may, in the holder’s own behalf and for the holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Corporation suitable to enforce, the right to exercise the Warrant for the purchase of Common Stock, and for any other purpose in connection with the Warrants.

6. Representations of the Corporation. The Corporation represents, warrants and covenants to the Warrant Holder as follows:

     (a) All shares of Common Stock that may be issued upon the exercise of the Warrants shall, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all liens, encumbrances, adverse interests, claims, charges, levies, restrictions, agreements and taxes of any nature whatsoever with respect to the purchase and issuance of the Shares except only for applicable restrictions under state and federal securities laws with regard to the transferability thereof. The Corporation has done and performed all acts and things necessary to make the Warrants the valid, binding and legal obligations of the Corporation and the Warrants are the valid, binding and legal obligations of the Corporation;

     (b) The Corporation is a corporation duly organized and validly existing under the laws of the State of Arkansas, has all requisite corporate power and authority to own, operate and carry on its business and to enter into this Agreement and to perform all of its obligations hereunder and is duly qualified and in good standing in the State of Arkansas;

     (c) The Corporation has obtained all necessary authorizations and approvals from its Board of Directors required for the execution and delivery of this Agreement and all collateral documents arising out of or relating to this transaction. This Agreement has been duly executed and delivered by the Corporation and constitutes the legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms (except as may be limited by applicable bankruptcy and insolvency laws);

     (d) Neither the execution and delivery of this Agreement nor any of the other instruments or documents contemplated hereby, nor the issuance of the Shares or the Warrants, nor the incurrence of the obligations herein set forth (i) will result in a violation of, or constitute a default under, the certificate of incorporation or by-laws of the Corporation, or any material obligations, agreements, covenants or conditions contained in any bond, debenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Corporation is a party or by which it or any of its properties may be bound, or (ii) is in violation of any order, rule, regulation, writ, injunction, or decree of any domestic government, governmental instrumentality or court;

     (e) The Corporation has complied with and shall comply with all applicable federal, state and local laws, ordinances, rules, regulations, orders and standards applicable to the issuance of the Warrants. The transactions underlying or giving rise to the Warrants and the issuance of the Shares upon the exercise thereof shall not violate any federal, state or local law, rule or regulation. Upon notice from the Warrant Holder that the Warrant Holder intends to exercise any or all of the Warrants, the Corporation shall, upon demand of the Warrant Holder, forthwith file a registration statement (“Registration Statement”) to register the Shares, together with all the other shares of Common Stock, warrants, shares of Common Stock underlying warrants and other securities of the Company now or hereafter owned by and/or registered in the name of the Warrant Holder under the Securities Act of 1933, as amended (the “Act”), and the Corporation shall use its best efforts and due diligence to cause such registration to become effective as soon as reasonably possible, but in no event more than ninety (90) days after notice of exercise from the Warrant Holder. All costs and expenses of any amendment or supplements necessary to keep such Registration Statement effective shall be borne by the Corporation. The Corporation shall maintain the current effectiveness of such Registration Statement until such time as all Shares have been sold. The Corporation shall indemnify, defend and hold harmless the Warrant Holder, and any underwriter, against any losses, claims, damages, demands, liabilities, costs and expenses (including, without limitation, attorneys’ fees and court costs) to which the Warrant Holder may become subject under the Act or otherwise which arise out of, relate to or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such Registration Statement or any preliminary prospectus or final prospectus constituting a part thereof or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. In case any such action is brought against the Warrant Holder, the Warrant Holder shall be entitled to participate in, and, to assume the defense thereof, with counsel of the Warrant Holder’s choice. The Corporation will agree to any other customary indemnification or contribution provisions requested by the Warrant Holder or any underwriter. The Corporation also agrees to enter into a customary underwriting agreement if requested by the Warrant Holder.

7. Transfer and Ownership of Warrants.

     (a) Title to the Warrants shall pass by delivery in the same manner as a negotiable instrument payable to bearer, accompanied by a transfer form substantially in the form annexed to this Agreement as Exhibit “C”. Each holder of the Warrants may be treated by the Corporation and the Warrant Agent as the absolute owner thereof for all purposes and as the person entitled to exercise the Warrants or transfer title to it.

     (b) One or more Warrants may be surrendered to the Warrant Agent or the Corporation or any officer thereof for exchange and, upon their cancellation, the Warrant Agent or any officer of the Corporation shall countersign and deliver in exchange one or more new Warrants, as requested by the bearer of the cancelled Warrant or Warrants, for the same aggregate number of Shares as were evidenced by the Warrant or Warrants so cancelled. The Corporation shall give notice to the registered holders of the Warrants of any change in the address of, or in the designation of the Warrant Agent.

     (c) The Warrant Holder represents to the Corporation that he is acquiring the Warrants and will acquire the Shares for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof. If, in the future, the Warrant Holder shall decide to dispose of the Warrants or the Shares, any such disposition shall be made only in a transaction which is exempt from registration under then applicable federal and state securities laws or pursuant to registration under such laws.

8. Warrant Agent.

     (a) If the office of Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Corporation shall immediately appoint in writing a successor Warrant Agent in place of the Warrant Agent subject to the written approval and consent of the Warrant Holder.

     (b) If the Corporation fails to make an appointment within 30 days after it has been notified in writing of the resignation or incapacity by the resigning or incapacitated Warrant Agent, then the Warrant Holder named herein may appoint a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Corporation or by the Warrant Holder, must be a corporation organized and doing business under the laws of the United States of America and of the State of Arkansas, in good standing, authorized under the laws under which it is governed to exercise corporate trust powers, subject to supervision or examination by federal or state authorities, and having a combined capital and surplus of not less than five million ($5,000,000) dollars. The combined capital and surplus of any successor Warrant Agent shall be deemed to be the combined capital and surplus set forth in the most recent report of its condition published prior to its appointment, provided that these reports are published at least annually pursuant to law or to the requirements of a federal or state supervision or examining authority.

     (c) After appointment, any successor Warrant Agent shall be vested with all of the authorities, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent without any further act or deed. However, if for any reason it becomes necessary or appropriate, the Corporation shall cause the predecessor Warrant Agent to execute and deliver, at the Corporation’s expense, an instrument transferring to a successor Warrant Agent all the authority, powers, rights, immunities, duties and obligations of a Warrant Agent hereunder. Not later than the effective date of any appointment, the Corporation shall give notice of the appointment to the predecessor Warrant Agent and the Warrant Holder. Failure to give notice, or any defect in a notice, shall not affect the validity of the appointment of a successor Warrant Agent.

     (d) Any corporation into which a Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent is a party shall be the successor Warrant Agent under this Agreement without any further act.

     (e) The Corporation shall (a) pay the Warrant Agent (or successor Warrant Agent) reasonable remuneration for its services as Warrant Agent and reimburse the Warrant Agent (or successor Warrant Agent) upon demand for all expenditures that it may reasonably incur in the execution of its duties hereunder; and (b) perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all further and other acts, instruments and assurances that reasonably may be required by the Warrant Agent (or successor Warrant Agent) for the carrying out or performing of the provisions of this Agreement.

     (f) Notwithstanding anything to the contrary set forth in this Agreement, if at any time there shall be no Warrant Agent, or the Warrant Agent shall fail or refuse to act in any respect in accordance with this Agreement, then the Warrant Holder may act directly with the Corporation as to any matter relating to this Agreement, and the Corporation shall assume and perform on its own behalf all of the duties and obligations of the Warrant Agent pursuant to this Agreement.

     9. Assignability. Neither this Warrant Agreement nor any of the Warrants may be assigned by the Corporation. The Warrant Holder or any other holder(s) of the Warrants may assign this Warrant Agreement and the Warrants, in whole or in part, in compliance with applicable state and federal securities laws.

     10. Miscellaneous.

     (a) Applicable Law. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed by the laws of the State of Arkansas.

     (b) Agreement. Copies of this agreement shall be available at the office of the Corporation and Warrant Agent for examination by the Warrant Holder and all holder(s) of any of the Warrants.

     (c) Notices and Demands. Any and all notices, demands or other communications provided for in this Agreement shall be given in writing and by registered or certified mail, postage prepaid, return receipt requested, or by a recognized next business day courier ( such as Federal Express), addressed as follows:

To the Corporation:	ThermoEnergy Corporation
1300 Tower Building
323 Center Street
Little Rock, Arkansas 72201
Attention: Dennis Cossey

Copy to:	Jerald H. Sklar
1600 International Place Dr.
Memphis, TN 38120

To Warrant Holder:	Mr. Robert S. Trump
167 East 61st Street
New York, New York 10021

Copy to:	Kaufman Friedman Plotnicki & Grun, LLP
300 East 42nd Street, 8th Floor
New York, New York 10017
Attention: Gary S. Friedman, Esq.

     (d) Assigns. The term “Warrant Holder” as used in this Agreement shall, unless otherwise specifically indicated, mean and include Robert S. Trump, all assignees of Robert S. Trump and all future holder(s) of any of the Warrants.

     (e) No Modifications. This agreement shall not be changed, modified or amended except by a writing signed by the party to be charged, and this agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

     (f) No Waiver. It is agreed that a waiver by any party of a breach of any provision of this agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

     (g) Further Performance. The Corporation agrees to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this agreement.

     (h) Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

     Witness Execution of this Agreement by the parties hereto as of November 5, 2004.

ThermoEnergy Corporation
Witness:

By:

Name: Dennis Cossey
Title: President and Chairman

Witness:

Robert S. Trump

EXHIBIT “A”

FORM OF WARRANT

FOR PURCHASE OF
ONE MILLION FOUR HUNDRED THOUSAND
(1,400,000) SHARES OF COMMON STOCK OF
THERMOENERGY CORPORATION

Incorporated under the laws of the State of Arkansas

This is to certify that, for value received, Robert S. Trump, and/or his assign(s) (the “Warrant Holder”), is entitled to purchase at any time during the five (5) year period commencing as of November 5, 2004 and expiring on November 4, 2009 (“Exercise Period”), one million four hundred thousand (1,400,000) shares of the common stock (the “Common Stock”) of ThermoEnergy Corporation (the “Corporation”) from the Corporation at a purchase price of thirty cents ($0.30) per share, and to receive a certificate or certificates for the shares of Common Stock purchased upon presentation and surrender to the Corporation at the office of the Corporation or at the residence or business office of any officer of the Corporation or at the offices of Registrar and Transfer Company, or its successor, as Warrant Agent, of this Warrant with the exercise form annexed hereto as Exhibit “1” duly completed and executed, and accompanied by payment of the purchase price of each share purchased either in cash or by check, subject to collection, payable to the order of the Corporation. In lieu of payment of the purchase price in cash or by check as aforesaid, the Warrant Holder may elect to effectuate the “cashless exercise” provisions contained in the Warrant Agreement to which this Warrant is subject.

This Warrant may be exercised at any time and from time to time during the Exercise Period by the registered owner or owners hereof, in whole or in part, for not less than one (1) full share of Common Stock of the Corporation. If this Warrant is exercised at any time for less than the maximum number of shares of Common Stock purchasable upon the exercise hereof, the Corporation shall thereupon issue to the registered owner or owners of this Warrant a new warrant of like tenor and date representing the number of shares of Common Stock equal to the difference between the number of shares purchasable upon full exercise of this Warrant and the number of shares that were purchased upon exercise of this Warrant. No fractional shares of Common Stock will be issued upon the exercise of rights to purchase hereunder.

The Corporation covenants and agrees that all shares of Common Stock that may be issued upon exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable, and free of all taxes, liens, claims, charges, encumbrances and adverse interests of any nature whatsoever.

The aggregate number of shares of Common Stock of the Corporation that the Warrant Holder is entitled to receive upon exercise of this Warrant is one million four hundred thousand (1,400,000) shares. The Corporation shall at all times reserve from its authorized and unissued Common Stock and hold available a sufficient number of shares of Common Stock to cover the number of shares issuable upon exercise of this Warrant.

This Warrant is transferable, in whole or in part, by delivery. This Warrant is transferable, in whole or in part, on the books of the Corporation by the record holder hereof in person or by duly authorized attorney upon surrender hereof, properly endorsed, at the office of the Corporation or the residence or business address of any officer of the Corporation as aforesaid, or at the office of the Warrant Agent, accompanied by a form substantially in the form of assignment annexed hereto as Exhibit “2” completed and executed. Every holder of this Warrant, by taking and holding the same, consents and agrees that title to this Warrant (together with all rights represented hereby) is transferable with the same effect as in the case of a negotiable instrument if endorsed to a specified person and delivery is made to such person, and that if endorsed in blank the holder hereof may be treated by the Corporation and all other persons dealing with this Warrant as the absolute owner hereof for any purpose, and as the person entitled to exercise this Warrant or to the transfer thereof on said books, but until such transfer on such books, the Corporation may treat the record holder as the owner hereof for the purpose of determining the person entitled to any rights or any notice pursuant to the terms hereof or for any other purpose.

This Warrant is issued under and in accordance with that certain Warrant Agreement dated as of November 5, 2004 by and between the Corporation and the Warrant Holder, and is subject to the terms and provisions contained therein, as to all of which terms and conditions the Corporation and the Warrant Agent are bound and which terms and conditions are hereby deemed to be incorporated in full in this Warrant. Copies of the Warrant Agreement shall be maintained on file by the Corporation at the office of the Corporation and at the office of the Warrant Agent.

This Warrant will be void unless exercised by 5:00 P.M. Eastern Standard Time on November 4, 2009. If such date shall in the State of Arkansas be a holiday or a day on which banks are authorized to close, then the Warrant may be exercised on the next following day which in the State of Arkansas is not a holiday or a day on which banks are authorized to close. This Warrant may not be redeemed by the Corporation at any time.

In Witness Whereof, the Corporation has caused this Warrant to be duly executed, by its duly authorized officer, as of            November 5, 2004.

ThermoEnergy Corporation
By:
	Name:	Dennis Cossey
	Title:	President

Exhibit 1 — Warrant Exercise Form
Exhibit 2 — Warrant Transfer or Assignment Form

EXERCISE FORM

EXHIBIT “1"

The undersigned hereby: (1) subscribes for and offers to purchase    shares of Common Stock of ThermoEnergy Corporation, pursuant to the Warrant to which this exhibit is attached; (2) encloses payment of $   for these shares at a price of thirty cents ($0.30) per share; and (3) requests that a certificate for the shares be issued in the name of the undersigned or such other name as may be designated in writing by the undersigned and delivered to the undersigned at the address specified below.

Date:

(Please sign exactly as your name appears on the Warrant)

(Address of warrant holder)

Warrant holder’s social security number

TRANSFER OR ASSIGNMENT FORM

EXHIBIT “2"

     To be Completed and Executed by the Registered Owner in Order to Transfer or Assign Warrants

FOR VALUE RECEIVED,                                                           hereby sells, assigns and transfers unto

Name:
Address:
Social Security No.:

this Warrant and hereby irrevocably appoints                                                                                                                                                                            attorney with full power of substitution to transfer this Warrant Certificate on the books of ThermoEnergy Corporation.

Date:                                        , 20               x

EXHIBIT B

The undersigned hereby: (1) subscribes for and offers to purchase                   shares of Common Stock of ThermoEnergy Corporation, pursuant to the Warrant to which this exhibit is attached; (2) encloses payment of $                 for these shares at a price of thirty cents ($0.30) per share; and (3) requests that a certificate for the shares be issued in the name of the undersigned or such other name as may be designated in writing by the undersigned and delivered to the undersigned at the address specified below.

Date:
(Please sign exactly as your name appears on the Warrant)

(Address of warrant holder)

Warrant holder’s social security number

EXHIBIT C

TRANSFER OR ASSIGNMENT FORM

To be Completed and Executed by the Registered Owner
in Order to Transfer or Assign Warrants

     FOR VALUE RECEIVED,                                                                              hereby sells, assigns and transfers unto

Name:
Address:
Social Security No.:

this Warrant and hereby irrevocably appoints                                                                                                                                        attorney with full power of substitution to transfer this Warrant Certificate on the books of ThermoEnergy Corporation.

Date:                                        , 20               x